Message to Our Stockholders:

It is a pleasure to present to you our First Quarter Report for 2013.

National Bankshares, Inc. posted net income of $4.22 million, or basic net income per share of $0.61.  The return on average assets for the first quarter was 1.56% and the return on average equity was 11.26%.  At March 31, 2013, the Company had total assets of $1.10 billion, an increase of 1.35% when compared to the end of the first quarter of 2012.

We are pleased that our returns on equity and assets compare favorably to our peer financial institutions. We still face challenges as loan demand remains low throughout much of the country and in our market area. Total loans at quarter-end, almost $574.96 million, were down slightly from the total of $584.56 million at the end of March last year.

We recently concluded our Annual Meeting of Stockholders where our directors, officers and employees were able to visit with some of you. During my remarks, I briefly discussed the various options and delivery channels of products and services available to consumers today. For instance, during the first quarter, we continued with our investment in the Company’s technology infrastructure with the roll-out of our mobile banking product. This product will allow our many customers the ability to manage their accounts through their mobile devices, anytime and anywhere. We are committed to providing a wide range of financial products and delivery options with a personalized level of service which, for us, is the hallmark of community banking.

I also highlighted the deep level of expertise and talent that we have in our management and other employees which will ensure that we continue to bring value to our stockholders and solid products and services to our customers for years to come. We are all proud to be bankers, and we are especially proud to be a part of the National Bank’s long tradition of community banking.

Finally, we recognize that you, our stockholders, are a very important part of our success.  We thank you for your continued support and investment.

James G. Rakes
Chairman, President
and Chief Executive Officer

National Bankshares, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

($ in thousands, except for per share data)	March 31, 2013	March 31, 2012
Assets
Cash and due from banks	$10,674	$12,241
Interest-bearing deposits	107,176	101,301
Securities available for sale, at fair value	192,954	198,346
Securities held to maturity (fair value $174,218 in 2013 and fair value $147,509 in 2012)	166,947	139,367
Mortgage loans held for sale	313	1,371
Loans:
Loans, net of unearned income and deferred fees	574,958	584,564
Less: allowance for loan losses	(8,291)	(8,063)
Loans, net	566,667	576,501
Bank premises and equipment, net	10,237	10,563
Accrued interest receivable	5,878	6,175
Other real estate owned, net	1,094	940
Intangible assets	9,106	10,189
Bank-owned life insurance	20,690	19,991
Other assets	6,767	6,857
Total assets	$1,098,503	$1,083,842

Liabilities and Stockholders' Equity
Noninterest-bearing deposits	$144,815	$145,070
Interest-bearing demand deposits	449,992	415,352
Savings deposits	72,420	65,322
Time deposits	269,892	306,048
Total deposits	937,119	931,792
Other borrowed funds	---	---
Accrued interest payable	146	191
Other liabilities	7,878	7,067
Total liabilities	945,143	939,050

Stockholders' Equity
Preferred stock of no par value. Authorized 5,000,000 shares; none issued and outstanding	---	---
Common stock of $1.25 par value. Authorized 10,000,000 shares; issued and outstanding 6,947,974 shares in 2013 and 6,939,974 shares in 2012	8,685	8,675
Retained earnings	148,378	138,374
Accumulated other comprehensive loss, net	(3,703)	(2,257)
Total stockholders' equity	153,360	144,792
Total liabilities and stockholders' equity	$1,098,503	$1,083,842

This financial information is a high level review and discussion of recent performance and activities. For a full discussion, investors should refer to the 04/18/2013 Earnings Press Release and our SEC Filings found at www.sec.gov and on the company’s web site at www.nationalbankshares.com.

National Bankshares, Inc. and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	March 31, 2013	March 31, 2012
($ in thousands, except for per share data)
Interest Income
Interest and fees on loans	$8,319	$8,878
Interest on interest-bearing deposits	58	71
Interest on securities – taxable	1,539	1,589
Interest on securities – nontaxable	1,648	1,576
Total interest income	11,564	12,114

Interest Expense
Interest on time deposits of $100,000 or more	268	425
Interest on other deposits	1,411	1,692
Interest on other borrowed funds	---	---
Total interest expense	1,679	2,117
Net interest income	9,885	9,997
Provision for loan losses	671	672
Net interest income after provision for loan losses	9,214	9,325

Noninterest Income
Service charges on deposit accounts	588	631
Other service charges and fees	60	49
Credit card fees	740	794
Trust income	289	326
Bank-owned life insurance	188	200
Other income	150	99
Realized securities gains, net	95	53
Total noninterest income	2,110	2,152

Noninterest Expense
Salaries and employee benefits	2,940	2,956
Occupancy and furniture and fixtures	432	397
Data processing and ATM	393	392
FDIC assessment	136	109
Credit card processing	552	572
Intangibles and goodwill amortization	271	271
Net costs of other real estate owned	75	48
Franchise taxes	258	162
Other operating expenses	889	804
Total noninterest expense	5,946	5,711
Income before income tax expense	5,378	5,766
Income tax expense	1,162	1,337
Net income	$4,216	$4,429
Basic net income per share	$0.61	$0.64

National Bankshares, Inc.
Board of Directors

Lawrence J. Ball
President
Moog Components Group

John E. Dooley
Chief Executive Officer
Virginia Tech Foundation, Inc.

Charles E. Green, III
Financial Planner
AXA Advisors, LLC

Jack M. Lewis
President
New River Community
College

Mary G. Miller
President
Interactive Design & Development, Inc.
William A. Peery
President
Cargo Oil Co., Inc.

James G. Rakes
Chairman, President and CEO, National Bankshares, Inc.; Chairman, President and CEO, National Bank; Chairman, President and CEO, National Bankshares Financial Services, Inc.

Glenn P. Reynolds
President
Reynolds Architects Incorporated

James M. Shuler
Vice Chairman of the Board
Virginia House of
Delegates, Retired

Mission Statement

National Bankshares, Inc. strives to be an exceptional community bank holding company dedicated to providing shareholder value by offering financial services to customers through subsidiary financial institutions and affiliated companies in an efficient, friendly, personalized and cost-effective manner.  We recognize that to do this, our financial institutions must retain the ability to make decisions locally and must actively participate in the communities they serve.  We are committed to offering competitive and fair employment opportunities and to maintaining the highest standards in all aspects of our business.

PRESRT STD
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National Bankshares

2013

First Quarter
Report

National Bankshares
101 Hubbard Street / P.O. Box 90002
Blacksburg, Virginia 24062-9002